EXHIBIT 99.1
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                                                        FOR FURTHER INFORMATION:
                                                               Gary L. Svec, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100
For Immediate Release

                         PRIVATEBANCORP, INC. TO ACQUIRE

                        LODESTAR INVESTMENT COUNSEL, INC.

         Chicago, IL, September 5, 2002--- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it has signed a definitive agreement to acquire a controlling interest in Lodestar Investment Counsel, Inc., a Chicago-based investment advisor.

         Lodestar, with $467 million in assets under management, is a fee-based investment management firm that specializes in serving the high net worth marketplace. The firm, founded in 1989 by William A. Goldstein, its President, manages equity, balanced and fixed income accounts primarily for high net worth individuals, retirement plans (corporate and individual) and charitable organizations with investable assets in excess of $1,000,000.

         Subsequent to closing, PrivateBancorp, through its subsidiaries The PrivateBank and Trust Co., The PrivateBank (St. Louis) and Lodestar, will have in excess of $1.25 billion in client assets under management.

         "Lodestar represents an important step in one of our stated strategies to increase fee-based income and expand our wealth management services. Bill Goldstein and his team have compiled an impressive track record as asset managers. More importantly, they share the same passion for highly-personalized client service that is the hallmark of The PrivateBank franchise," said Ralph B. Mandell, Chairman, President and Chief Executive Officer of PrivateBancorp, Inc.

         "Lodestar will operate as an independent subsidiary of PrivateBancorp, and continue to be managed by its longtime team of outstanding professionals. Given the firms' similar client profiles, we will be able to expand our offerings and asset management capacity in the wealth management arena immediately upon closing," added Mandell.

         "We are delighted to be aligning our future with PrivateBancorp, whom we consider to be the premier provider of private banking and wealth management services in the Midwest. By doing so, we will significantly increase the platform from which we operate, enhancing our ability to serve our clients effectively. We especially look forward to bringing our personalized brand of high quality investment management to PrivateBancorp's clients," said William A. Goldstein, President of Lodestar.

         Terms of the transaction were not disclosed. The consideration payable by the Company will be a mix of cash and stock to be determined at closing. Based on the closing price of the Company's stock on September 4, 2002, it is currently anticipated that the Company would have approximately 200,000 additional shares outstanding following completion of the acquisition and related transactions. The shares to be issued will not be registered in the transaction and will be restricted following the closing. Subject to regulatory approval, the acquisition is expected to close in the fourth quarter of this year. The transaction is not expected to have a material impact on earnings per share in 2003.



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About PrivateBancorp, Inc.
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         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The Company, which had assets of $1.3 billion as of June 30, 2002, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

About Lodestar Investment Counsel, Inc.
---------------------------------------

         Lodestar Investment Counsel, Inc. was founded in 1989 to provide personalized, discretionary asset management services to individuals, retirement accounts and charitable interests with investable assets in excess of $1,000,000. The firm, which is headquartered in Chicago, had $467 million in assets under management at June 30, 2002. The firm's website is www.ldstr.com

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebk.com

         Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could cause actual results or developments to differ from those predicted include, but are not limited to, unanticipated difficulties or delays in completing the Lodestar acquisition and related transactions, changes in the contemplated mix of cash and stock consideration payable by the Company in the series of related transactions, adverse developments in Lodestar's client investment portfolios or accounts under management, competition, and unanticipated legal, regulatory, tax or accounting changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

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